UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                 Commission File Number ________________________

                 (Check One) |_| Form 10-K and Form 10-KSB |_| Form 11-K
                             |_| Form 20-F |X| Form 10-Q and Form 10-QSB
                             |_| Form N-SAR

                         For Period Ended: June 30, 2006

                             |_| Transition Report on Form 10-K and Form 10-KSB |_| Transition Report on Form 20-F
                             |_| Transition Report on Form 11-K
                             |_| Transition Report on Form 10-Q and Form 10-QSB


                       |_| TRANSITION REPORT ON FORM N-SAR

            For the Transition Period Ended: ________________________

  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                         PART I--REGISTRANT INFORMATION
                            Lapis Technologies, Inc.
                            ------------------------
                             Full Name of Registrant

                            FORMER NAME IF APPLICABLE
                            -------------------------

                          19 W. 34th Street, Suite 1008
                      Address of Principal Executive Office
                               (Street and Number)

                            New York, New York 10001
                            ------------------------
                            City, State and Zip Code

                         PART II--RULE 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or
|X| portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                               PART III--NARRATIVE

State below in reasonable detail the reason why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10- QSB, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period.

The filing of our Form 10-QSB could not be filed within the prescribed time period due to unexpected delays in completing our financial statements and providing them to our independent accountants for review.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       Hary Mund, Chief Executive Officer       (212)        937-3580
       ----------------------------------     -------------------------------
                      Name                    (Area Code)   (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s) |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

                            LAPIS TECHNOLOGIES, INC.


                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date:  August 11, 2006                   By:  /s/ Harry  Mund
                                                   -----------------
                                              Harry  Mund, President